EXHIBIT 10.4

THE KROGER CO.

EXECUTIVE DEFERRED COMPENSATION PLAN

The Kroger Co. hereby states, originally effective as of December 3, 1993, its Executive Deferred Compensation Plan established for the purpose of providing to certain key salaried executive employees who are eligible to participate in the Plan the option of deferring a portion of future compensation which may become due from the Company.

ARTICLE I

DEFINITIONS

For purposes hereof, the following words and phrases shall have the meanings indicated:

1.	The “Plan” shall mean The Kroger Co. Executive Deferred Compensation Plan, as set forth herein, together with all amendments hereto.

2.	The “Committee” shall mean the Retirement Management Committee.

3.	The “Compensation Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

4.	The “Company” shall mean The Kroger Co., an Ohio corporation, its corporate successor, and the surviving corporation, resulting from any merger of the Company with any other corporation or corporations.

5.	An “Eligible Executive” shall mean any salaried employee of the Company who is classified as a “Director” or who holds a higher position in the Company and who may or may not be an officer of the Company.

6.	“Compensation” shall mean the base salary and any bonus which may be payable to an Eligible Executive during a calendar year.

7.	A “Participant” shall mean an Eligible Executive who has elected to defer payment of all or a portion of his/her Compensation in accordance with the Plan.

8.	A “Deferral Year” shall mean the calendar year during which, but for an election to defer under the Plan, the Eligible Executive would actually receive Compensation from the Company.

9.	A “Deferral Election Agreement” shall mean the agreement, such as the attached Exhibit A, executed by the Eligible Executive in order to defer Compensation in accordance with the provisions of the Plan.

10.	A “Deferred Compensation Account” shall mean the bookkeeping account for each Deferral Year on which the amount of Compensation that is deferred by a

Participant for the Deferral Year shall be recorded and on which interest shall be credited in accordance with the Plan.

11.	“Deferred Compensation” shall mean the amount of Compensation and interest recorded on the Deferred Compensation Account.

12.	A “Designated Beneficiary” shall mean the person(s) designated by a Participant on his/her Deferral Election Agreement, and in accordance with the Plan, to receive payment of the remaining balance of the Deferred Compensation Account in the event of the death of the Participant prior to Participant’s receipt of the entire amount of the Deferred Compensation Account.

ARTICLE II

DEFERRAL OF COMPENSATION

1.	Deferral Election. For each Deferral Year, each Eligible Executive shall be entitled to defer the receipt of payment of the following amounts of Compensation:

(A)	Up to 100% (or an stated dollar amount) of the gross amount of the salary portion of his/her Compensation otherwise payable during the Deferral Year which exceeds the sum of the FICA wage base in effect for the Deferral Year and Internal Revenue Code 125 cafeteria plan contributions for the Deferral Year; and/or

(B)	Up to 100% (or any stated dollar amount) of the bonus portion of his/her Compensation otherwise payable during the Deferral Year.

The Eligible Executive shall make all deferral elections on a Deferral Election Agreement. The Committee shall establish procedures to make deferral elections which shall include the times during which the deferral elections can be made and shall be designed to comply with applicable Internal Revenue Service requirements.

2.	Period of Deferral. The Eligible Executive shall, in his/her Deferral Election Agreement, designate the time and manner in which Deferred Compensation is to be later paid, all in accordance with the distribution option prescribed in Article III.

Upon making a deferral election pursuant to the foregoing provisions, an Eligible Executive shall become a Participant of the Plan and shall continue to be a Participant until all amounts of Deferred Compensation have been paid from the Plan.

3.	Deferred Compensation Account. The amount of Compensation deferred by a Participant for any Deferral Year shall be credited to a separate Deferred

Compensation Account for that Deferral Year in the name of the Participant. The Compensation amount shall be credited to the Participant’s Deferred Compensation Account effective as of the day on which the Compensation otherwise would have been paid to the Participant. Thereafter, the Participant’s Deferred Compensation Account for the year shall be credited with interest pursuant to Section 4 of this Article.

4.	Crediting of Interest. The Participant’s Deferred Compensation Account for the Deferral Year shall be credited with interest based upon the interest rate established for the Deferral Year by the Board of Directors of the Company, or by the Compensation Committee of the Board of Directors, before the beginning of the Deferral Year. Subject to future change by the Board of Directors or the Compensation Committee, such interest rate shall apply to all subsequent years until the Deferred Compensation is paid out to the Participant or his/her Beneficiary. For the Deferral year and each subsequent year, the Participant’s Deferred Compensation Account shall be credited with interest on a quarterly basis pursuant to the following provisions:

(A)	The interest for a calendar quarter shall be credited effective as of the last day of the calendar quarter.

(B)	The interest credited for a calendar quarter shall be in an amount equal to (i) 1/4 of the applicable interest rate for the Deferral Year, multiplied by (ii) the average of the beginning and ending balances of the Participant’s Deferred Compensation Account for the calendar quarter.

5.	Designated Beneficiary. The Participant shall, in his/her Deferral Election Agreement, name a Designated Beneficiary with respect to his/her Deferred Compensation. The Participant shall be entitled to provide for multiple or contingent persons as Designated Beneficiary. The Participant may change or revoke his/her designation of a Designated Beneficiary by written notice to the Committee.

6.	Continued Right to Defer. An Eligible Executive’s right to defer his/her Compensation shall cease when he/she retires, dies or otherwise terminates his/her employment with the Company, or ceases to be an Eligible Executive; provided, however, that in the case of a transfer to an affiliate of the Company, the Eligible Executive shall be permitted to defer any Compensation not yet paid with respect to his/her services for the Company.

7.	Effect Upon The Kroger Co. Retirement Benefit Plan. Compensation deferred under the Plan is not taken into account in computing the monthly benefits to which a Participant and/or Participant’s spouse or beneficiary is entitled under The Kroger Co. Retirement Benefit Plan.

ARTICLE III

PAYMENT OF DEFERRED COMPENSATION

1.	Payment Upon Participant’s Termination of Employment. The Participant, in his/her Deferral Election Agreement, shall specify the time and manner that Deferred Compensation is to be paid to the Participant upon his/her termination of employment with the Company (for any reason other than death) from among the following choices, as irrevocably elected by the Participant:

(A)	Immediate (Next Quarter) Lump Sum. The Participant’s Deferred Compensation Account shall be paid to the Participant in a single cash lump sum payment as soon as administratively possible after the first day of the calendar quarter following the date of the Participant’s termination of employment. The amount of the lump sum payment shall be equal to the balance of the Participant’s Deferred Compensation Account as of the last day of the calendar quarter preceding the date of payment to the Participant.

(B)	Deferred (Next Year) Lump Sum. The Participant’s Deferred Compensation Account shall be paid to the Participant in a single cash lump sum payment as soon as administratively possible after the first day of the calendar year following the date of the Participant’s termination of employment. The amount of the lump sum payment shall be equal to the balance of the Participant’s Deferred Compensation Account as of the last day of the calendar year preceding the date of payment to the Participant.

In the event that the Participant dies before the date of actual payment of the lump sum payment, the Participant’s Designated Beneficiary shall receive the Participant’s lump sum payment at the same time and manner prescribed by subsections (A) and (B).

(C)	Immediate (Next Quarter) Quarterly Installments. The Participant’s Deferred Compensation Account shall be paid to the Participant in quarterly installment payments (not less than 4 nor more than 40) commencing as soon as administratively possible after the first day of the calendar quarter following the date of the Participant’s termination of employment. The amount of each quarterly installment shall be determined by dividing (i) the balance of the Participant’s Deferred Compensation Account as of the last day of the calendar quarter preceding the quarterly installment payment to the Participant, by (ii) the number of the remaining quarterly installment payments to be made to the Participant plus the payment currently being made.

(D)	Deferred (Retirement Age) Quarterly Installments. The Participant’s Deferred Compensation Account shall be paid to the Participant in quarterly installment payments (not less than 4 nor more than 40)

commencing as soon as administratively possible after the first day of the calendar quarter following the date of the Participant’s retirement age specified in his/her Deferral Election Agreement. The amount of each quarterly installment shall be determined by dividing (i) the balance of the Participant’s Deferred Compensation Account as of the last day of the calendar quarter preceding the quarterly installment payment to the Participant, by (ii) the number of the remaining quarterly installment payments to be made to the Participant plus the payment currently being made.

In the event that the Participant dies before commencement of his/her quarterly installment payments, or the Participant dies after commencement of his/her quarterly installment payments, the Participant’s Designated Beneficiary shall receive the Participant’s quarterly installment payments, at the election of the Participant in Deferral Election Agreement, either (i) at the same time and manner prescribed by subsections (C) and (D) as if the quarterly installment payments were being made to the Participant or (ii) in a single lump sum payment as soon as administratively possible after the first day of the calendar quarter following the date of the Participant’s death in an amount equal to the balance of the Participant’s Deferred Compensation Account as of the last day of the calendar year preceding the date of payment to the Designated Beneficiary.

2.	Payment Upon Participant’s Death. The Participant, in his/her Deferral Election Agreement, shall specify the time and manner that the Deferred Compensation is to be paid to the Participant’s Designated Beneficiary upon his/her death during his/her employment with the Company from among the following choices, as irrevocably elected by the Participant:

(A)	Immediate (Next Quarter) Lump Sum. The Participant’s Deferred Compensation Account shall be paid to the Designated Beneficiary in a single cash lump sum payment as soon as administratively possible after the first day of the calendar quarter following the date of the Participant’s death. The amount of the lump sum payment shall be equal to the balance of the Participant’s Deferred Compensation Account as of the last day of the calendar quarter preceding the date of payment to the Designated Beneficiary.

(B)	Deferred (Next Year) Lump Sum. The Participant’s Deferred Compensation Account shall be paid to the Designated Beneficiary in a single cash lump sum payment as soon as administratively possible after the first day of the calendar year following the date of the Participant’s death. The amount of the lump sum payment shall be equal to the balance of the Participant’s Deferred Compensation Account as of the last day of the calendar year preceding the date of payment to the Designated Beneficiary.

(C)	Immediate (Next Quarter) Quarterly Installments. The Participant’s Deferred Compensation Account shall be paid to the Designated Beneficiary in quarterly installment payments (not less than 4 nor more than 40) commencing as soon as administratively possible after the first day of the calendar quarter following the date of the Participant’s death. The amount of each quarterly installment shall be determined by dividing (i) the balance of the Participant’s Compensation Account as of the last day of the calendar quarter preceding the quarterly installment payment to the Designated Beneficiary, by (ii) the number of the remaining quarterly installment payments to be made to the Designated Beneficiary plus the payment currently being made.

3.	Special Death Distribution Provisions. In the event of the death of a Participant, the Committee must receive written notice and verification of the death of the Participant and reserves the right to delay distribution of a Participant’s Deferred Compensation Account to the Participant’s Designated Beneficiary until the Committee’s receipt and acceptance of such notice and verification.

The distribution options elected by the Participant in Sections 1 and 2 of this Article shall apply to and be binding upon any subsequent Designated Beneficiary, including any such subsequent Designated Beneficiary arising by a change by the Participant or by operation of any contingency provisions of the Participant’s beneficiary designation.

The Participant’s written designation of his/her Designated Beneficiary and its contingency provisions (if any) shall govern the determination of the proper person entitled to benefits under the Plan following the death of the Participant and the Participant’s Designated Beneficiary. However, in the absence of a specific contingency provision therefor, the following default provisions shall apply:

(A)	In the event that the Participant dies without any Designated Beneficiary, the Participant’s Designated Beneficiary shall be deemed his/her estate.

(B)	In the event that the Participant’s Designated Beneficiary dies after the Participant and with outstanding benefits under the Plan, such Designated Beneficiary’s own beneficiary designated in writing to the Committee (or, if none, his/her estate) shall thereafter be considered the Participant’s Designated Beneficiary.

(C)	In the event that the Participant and the Designated Beneficiary die simultaneously or under circumstances such that the order of death cannot be determined, the Participant, for purposes of the Plan, shall be deemed to have survived the Designated Beneficiary.

In the event the Participant has elected an installment distribution option and his/her Designated Beneficiary is his/her estate (or, if applicable, the estate of a Designated Beneficiary), the Participant’s Deferred Compensation Account shall continue to be made in installment payments consistent with the installment distribution option to whichever person(s) properly payable under the estate of the Participant (or, if applicable, the estate of the Designated Beneficiary).

4.	Hardship. In instances of unforeseeable emergency arising from causes beyond the Participant’s control and resulting in severe financial hardship to the Participant if early withdrawal were not permitted, the Participant may apply in writing to the Committee for an emergency payment under this Section 4. The Company shall pay to the Participant that portion of his/her Deferred Compensation Account(s) under the Plan which shall be necessary to meet such an emergency. For purposes of this Section 4 such emergency payment shall be made only in instances of hardship arising from such causes and only in the amount that the Committee determines is necessary to meet the hardship. Upon such application, the Participant shall furnish to the Committee such information as the Participant deems appropriate and as the Company and counsel for the Company deem necessary and appropriate to make such determination.

5.	Committee Discretion to Modify Distribution. The Committee reserves the right, in its sole and absolute discretion, to modify the time and manner of payment of a Participant’s Deferred Compensation Account, without regard to the Participant’s Deferral Election Agreement or any provision of the Plan.

ARTICLE IV

BENEFIT RELATED PROVISIONS

1.	Plan Tax and ERISA Status. The Plan is intended to constitute an unfunded, nonqualified deferred compensation arrangement with respect to section 451 (a) of the Internal Revenue Code. The Plan is also intended to qualify for the “top hat” plan exemption of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (ERISA), as a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

2.	Plan Binding. A Participant shall, as a condition to participating in and receiving benefits under this Plan, be bound by the provisions of this Plan.

3.

Fully Vested; Forfeiture For Cause. All amounts held in the Participant’s Deferred Compensation Account shall be fully vested and nonforfeitable at all times. Notwithstanding the foregoing, any Participant, regardless of age, who is separated for theft or embezzlement of Company assets, or for accepting bribes from suppliers, or who resigns during the pendency or carrying out of an investigation which established such conduct, shall forfeit 100% of the interest therefore credited to his/her Deferred Compensation Account.

4.	Unsecured Obligation. The obligation of the Company to make payments under the Plan merely constitutes a general, unsecured promise of the Company to make payments from its general assets. No Participant or Designated Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Company. The right of a Participant or a Designated Beneficiary to receive benefits under the Plan therefore shall be an unsecured claim against the general assets of the Company and the Participant and his/her Beneficiary shall have no greater rights to the general assets of the Company than a general creditor of the Company.

5.	Nonalienation of Benefits. The Participant’s benefits under this Plan, or the current right of a Participant or Designated Beneficiary to receive benefits under the Plan, shall not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, garnished or subjected to any charge or legal process, by the Participant, Designated Beneficiary or any other person (such as their creditors), and any attempt to do so shall be null and void and of no force and effect.

6.	Tax Withholding. The Company shall have the right to deduct from any payments under the Plan any taxes required by law to be withheld. The Participant and Designated Beneficiary shall be responsible for all taxes on amounts paid under the Plan, except to the extent taxes are withheld thereon.

7.	Benefit Payments in the Event of Incapacity. If the Committee finds that any Participant or Designated Beneficiary is unable to care for his/her affairs because of illness or injury, or is a minor, then any such payment due under the Plan shall be made, in the discretion of the Committee, to the spouse, child, brother, sister or parent of such a Participant or Designated Beneficiary, for his/her benefit, unless a prior claim shall have been made by a duly appointed guardian or other legal representative.

ARTICLE V

ADMINISTRATION

1.

Committee Authority. The committee shall be responsible for the general administration of the Plan and for carrying out the provisions hereof. The Committee shall have all such powers as may be necessary to carry out the provisions of the Plan, including the discretionary authority to interpret and construe all provisions of the Plan and make all benefit determinations under the Plan, including but not limited to eligibility for and the amount in the Deferred Compensation Account, crediting and calculation of interest, and all questions pertaining to claims for benefits and procedures for claim review. The Committee also shall be so empowered to take such further action as the Committee shall deem advisable in the administration of the Plan. The actions taken and the decisions made hereunder shall be final and binding upon all interested parties.

2.	Claims Procedure. In accordance with the provisions of Section 503 of ERISA, the Company shall provide a procedure for handling claims of Participants or their Designated Beneficiaries under the Plan. Such procedure shall be in accordance with regulations issued by the Secretary of Labor and shall provide adequate written notice within a reasonable period of time with respect to the Committee’s denial of any such claim, as well as a reasonable opportunity for a full fair review of any such denial. The decision after such review shall be conclusive and binding upon Participants, Designated Beneficiaries and the Company.

3.	Account Statements. As soon as administratively possible after the end of each calendar year, the Company shall prepare and furnish to each Participant a statement of the status of each of his/her Deferred Compensation Account of the Plan effective as of the last day of the calendar year. The statement shall show the contributions and earnings credited to the Account during the year and the payments made from the Account during the year, and such other information as the Committee may prescribe.

4.	Indemnification. The Company shall indemnify, through insurance or otherwise, each member of the Committee against any claims, losses, expenses, damages or liabilities arising out of the performance (or failure of performance) of their responsibilities under the Plan.

ARTICLE VI

AMENDMENT AND TERMINATION

The Company reserves the right to amend or modify the Plan at any time by action of its Board of Directors or the Compensation Committee. The Board of Directors may terminate this Plan at any time. No such action shall adversely affect any Participant or Designated Beneficiary who has a Deferred Compensation Account. The Board may, however, direct that all Deferred Compensation be paid out in a lump sum or in a series of payments upon, and commencing with, termination of the Plan. The Board shall not be bound by any elections theretofore made by Participants to receive extended payouts.

ARTICLE VII

MISCELLANEOUS

1.	Claims of Other Persons. The Plan shall not be construed as giving any person, firm or corporation any legal or equitable right as against the Company, their officers, employees, or directors, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

2.	Plan Noncontractual. Nothing herein contained shall be construed as a commitment or agreement on the part of any person employed by the Company and nothing herein contained shall be construed as a commitment or agreement on the part of the Company to continue the employment or the annual rate of compensation of any such persons for any period, and all employees shall remain subject to discharge to the same extent as if the Plan had never been put into effect.

3.	Severability. The invalidity or unenforceability of any particular provision of the Plan shall not affect any other provisions hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provisions were omitted herefrom.

4.	Governing Law. Except to the extent preempted by ERISA or other federal laws, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of Ohio.

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